                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  BW/IP, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO BW/IP, INC.]        BW/IP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BW/IP, Inc. will be held at The Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, on Tuesday, May 16, 1995, at 11:00 a.m. (Pacific Daylight Savings Time), for the following purposes:

  1. To elect seven directors to serve for the ensuing year;

  2. To ratify the appointment of Price Waterhouse as independent auditors for fiscal year 1995;

  3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The close of business on April 4, 1995, has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of BW/IP, Inc. in writing that you wish to vote your shares in person, your proxy will not be used.

                                          By Order of the Board of Directors




                                          JOHN D. HANNESSON
                                          Secretary

Long Beach, California
April 11, 1995

                                  BW/IP, INC.
                       200 OCEANGATE BOULEVARD, SUITE 900
                          LONG BEACH, CALIFORNIA 90802

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 16, 1995

  This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of BW/IP, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, on Tuesday, May 16, 1995, at 11:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 11, 1995, to all stockholders of the Company.

  Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 4, 1995, will be entitled to vote at the Annual Meeting. As of that date, there were 24,275,000 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. In accordance with Section 216(1) of the General Corporation Law of the State of Delaware (the "DGCL") and Section 1.04 of the Company's Bylaws, a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. There is no cumulative voting. There are no other voting securities of the Company outstanding. The 175,000 shares of Common Stock held in the Company's treasury will not be voted.

  If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as Directors of those persons named below and FOR the other proposal set forth herein.

  The Board of Directors is not currently aware of any matters other than those referred to herein that will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

  You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and requesting in writing that the proxy be withdrawn. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

  The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares of Common Stock.

  If a stockholder is a participant in the BW/IP International, Inc. Capital Accumulation Plan (the "CAP") and shares of Common Stock have been allocated to such person's account in the CAP, the proxy also serves as voting instructions to the trustee of the CAP. The trustee will vote both allocated shares of Common Stock for which it has not received direction and unallocated shares held by it in the same proportion as directed shares are voted.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table furnishes certain information as of February 28, 1995 as to the shares of Common Stock beneficially owned by each director and nominee for director of the Company, by the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") and by all directors and executive officers of the Company as a group.

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL PERCENT
   NAME                                                      OWNERSHIP  OF CLASS
   ----                                                      ---------- --------
   Peter C. Valli...........................................   237,174    1.0%
   Eugene P. Cross..........................................   151,188     (1)
   Alvin L. Dubrow..........................................   253,710    1.0%
   James J. Gavin, Jr.......................................       --     --
   George D. Leal...........................................       500     (1)
   H. Jack Meany............................................    50,000     (1)
   James S. Pignatelli......................................       --     --
   William C. Rusnack.......................................     1,000     (1)
   Ronald W. Hoppel.........................................   253,554    1.0%
   Richard R. Testwuide.....................................   253,382    1.0%
   All executive officers and directors as a group
    (14 persons)............................................ 1,385,764    5.7%

- --------
(1) Less than 1%

             OWNERSHIP OF COMMON STOCK BY SIGNIFICANT STOCKHOLDERS

  The following table furnishes certain information as of December 31, 1994, as to each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL    PERCENT
   NAME AND BUSINESS ADDRESS                              OWNERSHIP     OF CLASS
   -------------------------                              ----------    --------
   Ark Asset Management Co., Inc......................... 1,463,650(1)    6.0%
    One New York Plaza
    New York, New York 10004
   Government of Singapore Investment.................... 2,026,000(2)    8.3%
    Corporation Pte. Ltd.
   Government of Singapore
   Monetary Authority of Singapore
    250 North Bridge Road #33-00
    Raffles City Tower
    Singapore 0607
   Pioneering Management Corporation..................... 2,014,800(3)    8.3%
    60 State Street
    Boston, Massachusetts 02114
   Thompson, Siegel & Walmsley, Inc. .................... 1,233,060(4)    5.1%
    5000 Monument Avenue
    Richmond, Virginia 23230

- --------
(1) This figure is based on information set forth in a Schedule 13G, dated February 3, 1995, filed by Ark Asset Management Co., Inc. ("Ark") with the Securities and Exchange Commission (the "SEC"), which states that Ark has sole power to dispose or direct the disposition of 1,405,850 of such shares and that Ark has the sole power to vote or direct the vote of 1,111,450 of such shares.
(2) This figure is based on information set forth in a Schedule 13D, dated February 14, 1994, filed by Government of Singapore Investment Corporation Pte. Ltd. ("Investment Corporation") with the SEC on behalf of itself, the Government of Singapore ("Government") and the Monetary Authority of Singapore ("Monetary Authority"), which states that Investment Corporation has shared power to dispose or direct the disposition and to vote or direct the vote of all of such shares, that Government has shared power to dispose or direct the disposition and to vote or direct the vote of 1,477,700 of such shares, and that Monetary Authority has shared power to dispose or direct the disposition and to vote or direct the vote of 548,300 of such shares.
(3) This figure is based on information set forth in a Schedule 13G, dated January 18, 1995, filed by Pioneering Management Corporation ("Pioneering") with the SEC, which states that Pioneering has sole power to dispose or direct the disposition of 216,000 of such shares and shared power to dispose or direct the disposition of 1,798,800 of such shares and that Pioneering has the sole power to vote or direct the vote of all such shares.
(4) This figure is based on information set forth in a Schedule 13G, dated February 13, 1995, filed by Thompson, Siegel & Walmsley, Inc. ("Thompson Siegel") with the SEC, which states that Thompson Siegel has sole power to dispose or direct the disposition of 1,227,560 of such shares and shared power to dispose or direct the disposition of 5,500 of such shares and that Thompson Siegel has sole power to vote or direct the vote of 611,060 of such shares and shared power to vote or direct the vote of 428,550 of such shares.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers and persons who own more than ten percent of the Common Stock (collectively, the "Reporting Persons"), to file certain reports ("Section 16 Reports") with the SEC with respect to their beneficial ownership of shares of Common Stock. The Reporting Persons are also required to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on a review of copies of Section 16 Reports furnished to the Company by the Reporting Persons and written representations by directors and officers of the Company, the Company believes that all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to 1994 were complied with on a timely basis.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

  As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of Directors to be elected is seven. Directors will hold office from the time of their election until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify, or until their earlier resignation or removal. All nominees also serve as members of the Board of Directors of the Company's subsidiary, BW/IP International, Inc. ("BW/IP") and were elected to the Board of Directors at the last meeting of stockholders in May 1994.

  The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board.

INFORMATION CONCERNING NOMINEES

Peter C. Valli, age 68     Director of the Company since 1987 and of BW/IP since
                             1984

  Mr. Valli became Chairman of the Board and Chief Executive Officer of the Company and BW/IP in 1987 and President of the Company and BW/IP in 1995. He served as President of the Company from 1987 to 1991. He served as President of BW/IP from 1984 to 1991 and has served as a director of BW/IP since 1984. From 1972 to 1987 he also served as Vice President of Borg-Warner Corporation, BW/IP's predecessor parent ("Borg-Warner"), principally in conjunction with his affiliation with BW/IP. Mr. Valli is affiliated with a family of investment funds registered under the Investment Company Act of 1940 (none of which own shares of Common Stock), including The Bond Fund of America, Inc. and Capital World Bond Fund, Inc., for which he serves as a director, and The American Funds Income Series, The American Funds Tax-Exempt Series II, American High-Income Trust, The Cash Management Trust of America, Intermediate Bond Fund of America, The Tax-Exempt Bond Fund of America, Inc., The Tax-Exempt Money Fund of America and The U.S. Treasury Money Fund of America, for which he serves as a trustee.

Committee Membership: Executive (Chairman)

Eugene P. Cross, age 59             Director of the Company and BW/IP since 1993

  Mr. Cross has been Executive Vice President--Finance and Chief Financial Officer of the Company and BW/IP since 1993, prior to which he had been Vice President--Finance of the Company since 1987 and Vice President--Finance of BW/IP since 1975.

James J. Gavin, Jr., age 72         Director of the Company and BW/IP since 1987

  Mr. Gavin was Vice Chairman of Borg-Warner and President of its Protective Services Group from 1985 to 1987 and Senior Vice President--Finance of Borg-Warner from 1975 to 1985. Mr. Gavin currently is a director of Service Corporation International, Stepan Company and Huntco, Inc. and is a trustee of Benchmark Funds.

Committee Membership: Audit (Chairman), Executive.

George D. Leal, age 61              Director of the Company and BW/IP since 1993

  Mr. Leal has been Chairman of the Board of Dames & Moore, a worldwide consulting engineering firm, since 1981. He served as Chief Executive Officer of Dames & Moore from 1981 to 1994 and as President from 1981 to 1993.

Committee Membership: Compensation and Benefits.

H. Jack Meany, age 72               Director of the Company and BW/IP since 1987

  Mr. Meany has been Chairman, President and Chief Executive Officer of Farr Company since 1994 and a director since 1976. He was President and Chief Executive Officer of NI Industries, Inc. from 1975 to 1988, a director from 1972 to 1988 and its Chairman of the Board, President and Chief Executive Officer from 1981 to 1988. Mr. Meany is currently a director of Electronic Scales International, Inc. and APS, Inc.

Committee Membership: Compensation and Benefits (Chairman), Executive.

James S. Pignatelli, age 51         Director of the Company and BW/IP since 1993

  Mr. Pignatelli has been Senior Vice President of Tucson Electric Power Company since 1994 prior to which he was a consultant to SCEcorp, a public utility company. Mr. Pignatelli was President and Chief Executive Officer of Mission Energy Company, an independent power company and subsidiary of SCEcorp, from 1988 to 1993. From 1975 to 1987, Mr. Pignatelli was employed by SCEcorp, holding various positions in the company including Manager of Taxes, Assistant Treasurer and Director of Revenue Requirements. Mr. Pignatelli is currently a director of Tejas Power Corporation.

Committee Membership: Audit.

William C. Rusnack, age 50          Director of the Company and BW/IP since 1993

  Mr. Rusnack has been Senior Vice President of ARCO (an integrated petroleum company) since July 1990, and President of ARCO Products Company since June 1993. He was President of ARCO Transportation Company, from 1990 to 1993, Vice President of Atlantic Richfield from 1987 to 1990 and Senior Vice President of ARCO Oil & Gas Company from 1985 to 1987.

Committee Membership: Compensation and Benefits.

  In accordance with Section 216(3) of the DGCL and Section 2.03 of the Company's Bylaws, the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Directors. Under applicable Delaware law, withheld votes on any nominee or nominees, abstentions from voting on the election of Directors and broker non-votes will have no effect on the outcome of the vote on this proposal.

  SHARES REPRESENTED BY THE ACCOMPANYING PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE ABOVE NOMINEES UNLESS AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES IS WITHHELD. STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR THE ENTIRE SLATE AS NOMINATED OR, BY WRITING THE NAME OF ONE OR MORE NOMINEES IN THE SPACE PROVIDED IN THE PROXY CARD, WITHHOLD THE AUTHORITY TO VOTE FOR SUCH NOMINEE OR NOMINEES.

COMMITTEES AND MEETINGS OF THE BOARD

  The composition of the Board of Directors of each of the Company and BW/IP is identical. The Board of Directors of the Company held five regularly scheduled or special meetings during the fiscal year ended December 31, 1994 (the "Fiscal Year"), and the Board of Directors of BW/IP held five such meetings. Each Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation and Benefits Committee. While the composition and responsibilities of the standing committees of the two Boards are identical, the level of activity of the corresponding committees of each Board varies depending on the matters being considered.

  Executive Committee. The Executive Committee of each Board has authority, with certain exceptions, during the intervals between the meetings of the Board of Directors, to take all actions that may be taken by its respective full Board of Directors in the management of the property, affairs and business of the Company or BW/IP, as the case may be. The Executive Committee of the Company's Board did not meet during the Fiscal Year, while the corresponding committee of BW/IP's Board met two times during the Fiscal Year.

  Audit Committee. The Audit Committee of each Board reviews and approves the scope and results of any outside audit of the Company or BW/IP, as the case may be, and the fees therefor, and reviews, considers and acts upon all matters concerning auditing and accounting matters and the selection of outside auditors for the Company or BW/IP, as the case may be. The Audit Committee of the Company's Board met two times during the Fiscal Year, while the corresponding committee of BW/IP's Board did not meet during the Fiscal Year.

  Compensation and Benefits Committee. The Compensation and Benefits Committee of each Board reviews, considers and acts upon matters of salary and other compensation and benefits of all officers and other employees of the Company or BW/IP, as the case may be, as well as acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan. The Compensation and Benefits Committee of the Company's Board met three times during the Fiscal Year, and the corresponding committee of BW/IP's Board met three times during the Fiscal Year.

  Each current member of the Board of Directors of the Company nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors of the Company and of the committees of such Board on which he served during the Fiscal Year.

COMPENSATION OF DIRECTORS

  Each director of the Company and BW/IP, other than any director employed by the Company or BW/IP is entitled to receive an annual retainer of $12,000 plus a fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended that is not held concurrently with a Board meeting, plus all reasonable travel and other expenses of attending such meetings.

  As part of its overall program to promote charitable giving, the Company has established the Non-Employee Directors' Charitable Gift Plan pursuant to which the Company purchased life insurance policies on non-employee directors. Eligibility is based on length of service as a non-employee director, with a minimum of two years of vesting service required after the March 1993 adoption of this plan by the Board of Directors, and full benefits vesting after five years of service. Upon the death of an individual non-employee director, the Company will donate up to $1 million to one or more qualifying charitable organizations recommended by the individual director and subsequently be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program results in only nominal cost to the Company over time. Participants in this program are Messrs. Gavin, Leal, Meany, Pignatelli, and Rusnack.

  Pursuant to the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), each non-employee director who is reelected or who is continuing as a member of the Board of Directors shall be granted, as of the date of each year's annual meeting of the Company's stockholders, a non-qualified option ("Option") to purchase 2,000 shares of Common Stock, while each new non-employee director upon initial election as a member of the Board is granted an option to purchase 5,000 shares of Common Stock.

  The following table summarizes for all non-employee directors of the Company Options granted in fiscal year 1994 under the Directors' Plan.

                                                    INDIVIDUAL GRANTS
                                          --------------------------------------
                                            OPTIONS      EXERCISE     EXPIRATION
   NAME                                   GRANTED (1) PRICE/SHARE (2)    DATE
   ----                                   ----------- --------------- ----------
   James J. Gavin........................    2,000        $16.875       5/9/04
   George D. Leal........................    2,000         16.875       5/9/04
   H. Jack Meany.........................    2,000         16.875       5/9/04
   James S. Pignatelli...................    2,000         16.875       5/9/04
   William C. Rusnack....................    2,000         16.875       5/9/04

- --------
(1) All Options were granted on May 10, 1994, the date of the last annual meeting of the Company's stockholders. No Options are exercisable until the director has served a one-year term as a member of the Board of Directors. Fifty percent of the total number of shares of Common Stock covered in the Option will be exercisable beginning with the first anniversary date of the grant and the remaining fifty percent shall be exercisable on the second anniversary date of the grant. Payment of the exercise price may be made in cash, Common Stock or a combination of both.

(2) The exercise price for shares under the Options is the mean of the high and low prices for the Common Stock as reported on the NASDAQ National Market System on the date of grant.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

  One of the Company's principal objectives is to maximize the long-term return to the Company's stockholders. Under the supervision of the Compensation and Benefits Committee, the Company has developed and implemented compensation policies and programs designed to increase the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's executives and managers with those of the stockholders. The strategy of the compensation program is to relate compensation to business objectives and performance, and enable the Company to attract, retain and provide incentives to executives who contribute to the success of the Company.

  The Committee is comprised entirely of outside, non-employee directors of the Company. The task of establishing compensation programs generally, and determining the compensation of executive officers individually, requires experience in dealing with these matters and applying judgment to them. It requires the analysis of considerable data and its application in a rapidly changing business environment while balancing a number of important, and sometimes competing, factors. The Company must be competitive in the marketplace for executive talent and reward both corporate and individual performance, while at the same time maintaining a focus on building long-term shareholder value. With these requirements in mind the Committee has supervised the setting of base salaries, as well as the creation of incentive compensation programs intended to appropriately compensate individuals on both measurable financial and non-financial goals, while reserving the authority to make adjustments to compensate for individual circumstances and a changing market.

  The compensation package for the CEO and all other executive officers is comprised of three components: base salary, cash bonus paid under the Management Incentive Plan (the "MIP") and long term equity based incentives, through stock options and/or performance units under the Long Term Incentive Plan (the "LTIP").

  Base salaries of the CEO and all other executive officers are set by the Committee. There is no formula for the setting of base salaries, but each year a review is conducted of general corporate compensation and executive compensation survey data and periodically of special compensation surveys commissioned by the Company. Some of the survey data reviewed include corporations which are in the S&P 500 and the S&P Manufacturing (Diversified Industrials) indices. The surveyed data also include information from corporations which are competitors of the Company and manufacturing companies of similar size but which are not direct competitors. In 1994 such a special survey by Towers Perrin was commissioned by the Company and was one of the sources of data considered by the Committee in setting 1995 base salaries. In addition to the survey data the Committee considers the merit of each individual's performance, and the individual's compensation in the context of both the Company and its industry. The surveys, and what they reveal about base salaries paid by the Company for comparably responsible positions at other companies, are considered the most important single factor in setting salaries. However, the setting of individual base salaries is not entirely a function of matching the pay for comparable positions, but rather consists of an analysis of all of the factors, many of which are inherently subjective. The Company's policy is to generally set base salaries at or near the medians for positions it believes are comparable to those of the CEO and the other executive officers.

  The Committee believes that the contingent or incentive compensation of the Company's CEO and other executive officers should be substantially influenced by the Company's performance and by their individual performance. Therefore, the MIP provides that a portion of the annual bonus opportunity for each officer is dependent upon the Company's meeting certain previously defined financial goals. These goals are determined annually after review of the compensation surveys described above, which include incentive compensation data. In 1994 the CEO's financial goal, and a common financial goal for all other officers, was a specified level of net income for the Company. In addition, certain officers other than the CEO also have a portion of their bonus opportunity dependent upon additional financial goals based on other performance measures which by virtue of their job responsibilities they are in a position to influence, such as operating cash flow or net cash flow, division operating income, or bookings. The CEO and all other officers also have a portion of their bonus opportunity based upon their individual performance in meeting certain non-financial goals. These goals are determined by each officer and his supervisor, or in the case of the CEO by the Committee, and relate to specific items within the authority of that officer which are determined to have benefit to the Company. Examples of these non-financial goals during 1994 are items such as the disposition of the Company's Fluid Controls segment for the CEO, and for other officers the implementation of cost saving programs, consolidation of operations and technology implementation. In 1994 the range of potential bonus payments at target performance levels ranged from 50% of salary for the CEO and descended in steps to 25% for certain other executive officers. The range of actual pay outs for cash bonuses in 1994 was from 25% to 43% based upon the Company's achieving its financial performance targets and the evaluation of each individual's degree of completion of his or her non-financial goals.

  The LTIP is a plan under which two forms of awards were made in 1994. The first was stock options to purchase the Company's Common Stock, and the second was performance units. The general principle governing the granting of awards was to determine a desired level of Company performance and a total compensation level for executive officers at targeted levels of corporate performance, and then relate the two through the reward system so that through a combination of base salary, bonus, and the LTIP the desired level of compensation was delivered at target performance. The percentage of total compensation derived through base salary is lowest for the CEO, who has the largest portion of his total compensation available through the MIP and LTIP, and therefore contingent upon the Company's and his own individual performance, and then cascades down in levels for other officers based upon the scope of their responsibilities. The number of performance units versus stock options granted was based upon a split in relative value of 70% options and 30% performance units in 1994. The values used for this calculation are the $100 face value of performance units at target and the Black Scholes option pricing model for the stock options.

  The value of stock options to participants in the LTIP depends totally upon increases in the value of the Company's Common Stock over the ten year period over which the options are outstanding. The goal of the option feature of the LTIP is to create a commonality of interest between the Company's management and stockholders by giving an incentive for management to create value for stockholders through being personally rewarded by doing so. The value of the performance unit grants are dependent directly on objective financial measures of performance with emphasis on long-term results as measured over a three year period. These objective measures are either entirely growth in sales and net income over the three year measurement period, as is the case for the CEO and certain other officers, or for officers with division management responsibilities, a combination of both overall corporate growth in sales and income and their divisions' growth in sales and division operating income. Each performance unit is worth $100 at target levels of performance, and can pay as much as $200 at maximum pay out, or can pay nothing at all if certain threshold levels of performance are not met. Payments for performance between the minimum and maximum is paid on a proportionate basis.

  The purpose of the LTIP is to provide an incentive for future performance and encourage the officers and other covered employees to own stock and increase their proprietary interest in the Company. Its two components are intended to provide a balance of incentives between the performance unit feature which rewards the achievement of purely objective financial goals which their job performance can influence, and stock options, which reward performance related to increased stockholder value. The number of performance units or options previously granted was not considered in determining 1994 awards.

  The total compensation paid to the CEO and to other executive officers increased in 1994 compared to 1993 despite the Company's lower profitability. The reason for these increases is the Company's incentive systems pay based on targets set within the context of the Company's highly competitive, cyclical markets. The setting of financial performance targets was therefore done relative to the actual market conditions in existence at the time the targets were established, and are not necessarily dependent upon year to year improvement unless warranted by business conditions.

  The Company has studied the $1 million cap on the deductibility of compensation, but does not anticipate the need to deal with this issue in the near term because the current compensation of the Company's executive officers does not currently approach and is not expected to approach $1 million in the near term.

                                          H. Jack Meany, Chairman
                                          George D. Leal
                                          William C. Rusnack

                                          Compensation and Benefits Committee

                       PERFORMANCE GRAPH FOR COMMON STOCK

  The following graph compares the Company's cumulative total return on the Common Stock with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing Diversified Industrials Index. The graph assumes that $100 was invested on May 24, 1991 (the date the Common Stock was registered under the Exchange Act) in each of the Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing Diversified Industrials Index and that all dividends were reinvested. The historical stock price performance of the Common Stock shown on the following graph is not necessarily indicative of future price performance.

                           TOTAL STOCKHOLDER RETURNS

                       [PERFORMANCE GRAPH APPEARS HERE]

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG BW/IP,INC., S&P 500 INDEX AND S&P MANUFACTURING
                        DIVERSIFIED INDUSTRIALS INDEX

Measurement Period                          S&P          S&P MANUFACTURING
(Fiscal Year Covered)        BW/IP, INC.    500 INDEX    DIVERSIFIED IND.
- ---------------------        -----------    ---------    -----------------
Measurement Pt- 5/24/91      $100           $100         $100
FYE  12/31/91                $153.96        $108.95      $ 95.01
FYE  12/31/92                $211.01        $117.25      $102.98
FYE  12/31/93                $178.24        $129.07      $125.02
FYE  12/31/94                $123.54        $130.77      $129.41

SUMMARY COMPENSATION TABLE

  The following table summarizes the total compensation of the Named Executive Officers for fiscal year 1994, as well as the total compensation paid to each such individual for the Company's two previous fiscal years in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                            ANNUAL COMPENSATION                          AWARDS
        NAME AND          -----------------------  OTHER ANNUAL    (NUMBER OF SHARES     ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY  BONUS (1) COMPENSATION (2) SUBJECT TO OPTIONS) COMPENSATION (3)
   ------------------     ---- -------- --------- ---------------- ------------------- ----------------
Peter C. Valli..........  1994 $410,000 $175,000       $3,381            35,000            $ 2,184
 Chairman, President      1993  390,000  120,000        2,306            26,000             12,391
 & Chief Executive        1992  370,000  265,000          569            22,500             11,120
 Officer
Alvin L. Dubrow(4)......  1994  280,000  115,000          471            20,000              2,184
 President, Chief         1993  267,000   75,000        1,929            15,000              3,450
 Operating Officer        1992  250,000  150,000          740            13,000              3,506
 and Director
Eugene P. Cross.........  1994  223,000   80,000        2,640            11,500              2,148
 Executive Vice           1993  208,000   55,000        1,865             7,000              2,249
 President--Finance,      1992  180,000  100,000        1,808             6,100              2,340
 Chief Financial Officer
 and Director
Ronald W. Hoppel........  1994  222,000   85,000           98            11,000              2,599
 Vice President--         1993  211,000   55,000        1,685             8,000              2,732
 President of the         1992  200,000  110,000        1,435             6,900              2,637
 Pump Division
Richard R. Testwuide....  1994  195,000   80,000        2,288            10,000              2,383
 Vice President--         1993  188,000   55,000        1,679             7,000              2,249
 President of the         1992  180,000   95,000        1,641             6,100              1,768
 Seal Division

- --------
(1) These amounts are the cash awards to the named individuals under BW/IP Management Incentive Plans. Amounts shown for performance in 1994, 1993 and 1992 were paid by March 15 of the calendar year following the year for which bonuses were awarded.

(2) Reflects amount reimbursed for the payment of taxes ("gross-up").

(3) Includes amounts contributed or accrued for the fiscal year under the BW/IP International, Inc. Capital Accumulation Plan, and for Mr. Valli a corporate paid life insurance premium in the amount of $0 in 1994, $10,468 in 1993 and $7,618 in 1992.

(4) Mr. Dubrow resigned his positions as an officer and director in March 1995, but remains an employee of the Company.

OPTION GRANTS

  The following table summarizes for the Named Executive Officers options to acquire shares of the Common Stock granted in fiscal year 1994 under the LTIP.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                         INDIVIDUAL GRANTS
                          -------------------------------------------------
                                       PERCENTAGE OF                           POTENTIAL REALIZABLE VALUE
                                       TOTAL OPTIONS                           AT ASSUMED ANNUAL RATES OF
                                        GRANTED TO                              STOCK PRICE APPRECIATION
                                       EMPLOYEES IN                                FOR OPTION TERM(1)
                            OPTIONS     FISCAL YEAR   EXERCISE   EXPIRATION --------------------------------
          NAME            GRANTED (2)      1994      PRICE/SHARE    DATE    0%       5%             10%
          ----            -----------  ------------- ----------- ---------- --- ------------    ------------
Peter C. Valli..........     35,000         21.3%      $19.50      3/7/04    0  $    429,100    $  1,087,800
Alvin L. Dubrow.........     20,000         12.2        19.50      3/7/04    0       245,200         621,600
Eugene P. Cross.........     11,500          7.0        19.50      3/7/04    0       140,990         357,420
Ronald W. Hoppel........     11,000          6.7        19.50      3/7/04    0       134,860         341,880
Richard R. Testwuide....     10,000          6.1        19.50      3/7/04    0       122,600         310,800
All Stockholders........      N/A            N/A         N/A        N/A      0   297,611,500     754,467,000
All Optionees...........    164,550(4)     100.0        19.50      3/7/04    0     2,017,383(3)    5,114,214(3)
Optionee gain as a % of
 All Stockholders' Gain.      N/A           N/A          N/A        N/A     N/A          .7%             .7%

- --------
(1) Based upon the $19.50 per share market price on the date of grant and an annual appreciation of such market price through the expiration date of such options at the stated rates. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, are dependent on the future performance of the Common Stock, as well the continued employment of the Named Executive Officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable state laws.

(2) BW/IP granted stock options to purchase shares of the Common Stock pursuant to the LTIP on March 8, 1994. Unless otherwise determined by the Compensation and Benefits Committee, a stock option may be exercised commencing three years after the date of grant in one or more installments. A stock option may only be exercised upon full payment of the option price.

(3) No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all stockholders commensurately.

(4) Net of options forfeited.

OPTION VALUES

  The following table sets forth the number and the dollar value of unexercised options to purchase Common Stock held by the Named Executive Officers at December 31, 1994. No options were exercised by these individuals during 1994.

                 AGGREGATED LAST FISCAL YEAR-END OPTION VALUES

                                                              VALUE OF UNEXERCISED
                             NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT FISCAL
                         OPTIONS AT FISCAL YEAR END (#)           YEAR-END($)
          NAME           EXERCISABLE/UNEXERCISABLE (1)  EXERCISABLE/UNEXERCISABLE (1)(2)
          ----           ------------------------------ --------------------------------
Peter C. Valli..........             83,500                             0
Alvin L. Dubrow.........             48,000                             0
Eugene R. Cross.........             24,600                             0
Ronald W. Hoppel........             25,900                             0
Richard R. Testwuide....             23,100                             0

- --------
(1) No outstanding options are exercisable.

(2) Based on the last reported sale price per share of the Common Stock as quoted through the NASDAQ National Market System on December 30, 1994 ($17 1/8).

LTIP AWARDS

  The following table summarizes the performance unit awards made in fiscal year 1994 to the Named Executive Officers under the LTIP.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                         ESTIMATED FUTURE PAYOUTS
                                                                   UNDER
                           NUMBER OF    PERFORMANCE OR  NON-STOCK PRICE-BASED PLAN
                         SHARES, UNITS   OTHER PERIOD   ---------------------------
                           OR OTHER    UNTIL MATURATION   BELOW
NAME                       RIGHTS(1)      OR PAYOUT     THRESHOLD  TARGET  MAXIMUM
- ----                     ------------- ---------------- --------- -------- --------
Peter C. Valli..........     1,400         3 years        $0.00   $140,000 $280,000
Alvin L. Dubrow.........       840         3 years         0.00     84,000  168,000
Eugene P. Cross.........       460         3 years         0.00     46,000   92,000
Ronald W. Hoppel........       460         3 years         0.00     46,000   92,000
Richard R. Testwuide....       370         3 years         0.00     37,000   74,000

- --------
(1) Performance units have a contingent value of $100 per unit, payable in 3 years if certain performance targets relevant to the Company's business objectives for the specific performance period are met. Each unit can pay as much as $200 upon achieving specific maximum levels, or can pay nothing at all if certain threshold levels of performance are not met. Performance targets are set by the Committee and may be expressed in terms of overall financial results of the Company, the financial results of specific divisions or subsidiaries of the Company or other business units thereof, or a combination thereof.

OTHER PLANS AND ARRANGEMENTS

  Retirement Benefits. The following table indicates the estimated maximum annual retirement benefit that persons in specified compensation and years of service classifications would be entitled to receive under the BW/IP International, Inc. Retirement Plan (the "BW/IP RP") and the Supplemental Executive Retirement Plan (the "SERP") on a straight-life annuity basis as if retirement had occurred on December 31, 1994 at age 65 after the indicated years of credited service and as if average annual earnings for the highest five consecutive years in the ten years preceding retirement equaled the amounts indicated. Benefits in the table are not subject to any deduction for social security benefits. The table does not reflect limitations imposed by the Code.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ---------------------------------------------------------------
   AVERAGE
   ANNUAL
   EARNINGS       15         20         25         30         35         40
   --------    --------   --------   --------   --------   --------   --------
   $125,000    $ 28,359   $ 37,812   $ 47,265   $ 56,718   $ 59,843   $ 62,968
    150,000      34,359     45,812     57,265     68,718     72,468     76,218
    175,000      40,359     53,812     67,265     80,718     85,093     89,468
    200,000      46,359     61,812     77,265     92,718     97,718    102,718
    225,000      52,359     69,812     87,265    104,718    110,343    115,968
    250,000      58,359     77,812     97,265    116,718    122,968    129,218
    275,000      64,359     85,812    107,265    128,718    135,593    142,468
    300,000      70,359     93,812    117,265    140,718    148,218    155,718
    350,000      82,359    109,812    137,265    164,718    173,468    182,218
    400,000      94,359    125,812    157,265    188,718    198,718    208,718
    450,000     106,359    141,812    177,265    212,718    223,968    235,218
    500,000     118,359    157,812    197,265    236,718    249,218    261,718
    550,000     130,359    173,812    217,265    260,718    274,468    288,218
    600,000     142,359    189,812    237,265    284,718    299,718    314,718
    650,000     154,359    205,812    257,265    308,718    324,968    341,218
    700,000     166,359    221,812    277,265    332,718    350,218    367,718
    750,000     178,359    237,812    297,265    356,718    375,468    394,218
    800,000     190,359    253,812    317,265    380,718    400,718    420,718

  Eligible BW/IP U.S. salaried and certain hourly employees participate in the BW/IP RP, which provides retirement benefits based on an employee's years of service and earnings with Borg-Warner, BW/IP and its subsidiaries and such employee's average annual earnings (subject to limitations imposed by the Code) for the highest consecutive five years of the ten years preceding retirement. Participants are covered in the BW/IP RP for wages, salary and bonuses, and up to 50% of an employee's award under the 1981 Borg-Warner Contingent Compensation Plan through 1987.

  As of December 31, 1994, the credited years of service for each Named Executive Officer are: Mr. Valli, 34 years; Mr. Dubrow, 26 years; Mr. Cross, 25 years; Mr. Hoppel, 30 years; and Mr. Testwuide, 22 years.

  Employment Agreement. BW/IP's employment agreement, as amended, with Mr. Valli provided for his continued employment with BW/IP as its Chairman of the Board and Chief Executive Officer until January 31, 1995 at an annual base salary of at least $260,000 plus an incentive bonus of up to 100% of his base salary, an automobile, certain club dues and other benefits. Mr. Valli's employment agreement has not been renewed.

  If Mr. Valli's employment had been terminated by Mr. Valli for Good Reason (as defined in the employment agreement or by the Company other than for Cause (as defined in the employment agreement), the agreement provided that the Company would have paid him his then-effective base salary for the remainder of the term of the agreement, plus, in each such year, the greater of Mr. Valli's most recent annual bonus award and an amount determined by reference to his base salary and bonuses received during the most recent three years and would have continued certain benefits for Mr. Valli during such term. Mr. Valli would have had Good Reason to terminate his employment with the Company in the event of a significant change and dimunition in his duties, removal from or failure to be reelected to the position of Chairman of the Board and Chief Executive Officer, failure of any successor corporation to assume his employment agreement or relocation (more than 40 miles) of the Company's headquarters. The Company would have had Cause to terminate Mr. Valli for failure to substantially perform his duties, serious misconduct or conviction of a felony. The amounts payable to Mr. Valli after termination for the reasons described above were subject to reduction if Mr. Valli chose to secure employment after his termination.

  Transitional Income Programs. On December 16, 1993, the Company adopted a transitional income program (the "Program"). All the executive officers of the Company, except Mr. Valli, are eligible to participate in the Program. The Program provides for compensation and benefits in the event such officer's employment is terminated within two years following a Change in Control of the Company or BW/IP. Under the Program a change in control is deemed to have occurred if (a) members of the Board of Directors, as of the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than death or retirement to constitute at least a majority of the Board of Directors; except that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period shall be treated as an Incumbent Director; (b) another person or group other than the Company, a subsidiary of the Company or an employee benefit plan of either the Company or a subsidiary becomes the beneficial owner of at least 20% of the voting power of the Company's outstanding securities; or (c) the Company's stockholders approve (i) a merger or other combination with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the Company's stockholders immediately prior to the effective date of such merger own less than 50% of the voting power in such resulting or surviving corporation immediately after the merger; (ii) the sale or disposition of all the assets of the Company; or (iii) liquidation of the Company.

  Each of the seven officers covered by the program will receive a lump sum payment equal to two times the greater of base salary (i) at January 1, 1994 or
(ii) at the end of the month immediately prior to the Change in Control, plus two times the greater of (i) the most recent bonus or (ii) an average bonus based on such officer's bonus as a percent of salary for the preceding three years, and other benefits (a lump sum payment for 24 additional months of credited pension service, insurance, outplacement services and for up to one year a Company-provided automobile). The amounts payable under the Program are not subject to reduction for amounts earned by the officer following termination. In addition, the Program provides that if any amount payable under the Program is deemed to be an "excess parachute payment" under section 280(G)(b) of the Code, which generally would limit deductibility of such payment by the Company for federal income tax purposes, then the amount payable under the Program shall be limited to an amount that would not cause such limitation on the deduction.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The stockholders are asked to ratify the appointment by the Board of Directors of Price Waterhouse as the Company's independent auditors for the 1995 fiscal year. Price Waterhouse, a certified public accounting firm, has served as the Company's independent auditors since March 5, 1993. On that date, the Board of Directors of the Company approved the engagement of Price Waterhouse as its independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 1993 to replace the firm of Coopers & Lybrand who were terminated as principal accountant of the Company effective March 8, 1993. Coopers & Lybrand, a certified public accounting firm, had served as the Company's independent auditors since 1987. The Audit Committee of the Board of Directors recommended the change in the Company's principal accountant on March 4, 1993.

  The reports of Coopers & Lybrand on the Company's financial statements for the five most recent fiscal years preceding Coopers & Lybrand's dismissal did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the five most recent fiscal years preceding Coopers & Lybrand's dismissal, there were no disagreements with Coopers & Lybrand on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Coopers & Lybrand, would have caused Coopers & Lybrand to make reference to the matter in their reports.

  For the five fiscal years and the subsequent interim period preceding Coopers & Lybrand's dismissal, there were no "reportable events" (as such term is defined in Item 304(a)(1)(v) of Regulation S-K as promulgated by the SEC).

  During the five fiscal years prior to the engagement of Price Waterhouse as its new principal accountant, neither the Company nor anyone acting on its behalf consulted with Price Waterhouse regarding (a) the application of accounting principles to a specified transaction or (b) the type of audit opinion that might be rendered on the Company's financial statements.

  Representatives of Price Waterhouse are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

  Ratification of the appointment of Price Waterhouse as the Company's independent auditors for the 1995 fiscal year requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1995 FISCAL YEAR AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 ANNUAL REPORT

  The Company's 1994 Annual Report to Stockholders, containing audited financial statements for the year ended December 31, 1994, is being mailed to all stockholders of record with this Proxy Statement.

                           PROPOSALS BY STOCKHOLDERS

  Proposals by stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 13, 1995 to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting.

                                  BW/IP, INC.
               Proxy Solicited by the Board of Directors for the
           Annual Meeting of Stockholders to be held on May 16, 1995

The undersigned hereby appoints John D. Hannesson, John M. Nanos and M. J. Young, and each or any of them, as proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of the Common Stock of BW/IP, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 16, 1995 at 11:00 a.m. at The Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, and at any adjournment thereof, upon the matters listed below and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the meeting or any adjournment thereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.    Election of Directors

[  ]  FOR Eugene P. Cross, James J. Gavin, Jr., George D. Leal,
      H. Jack Meany, James S. Pignatelli, William C. Rusnack, and Peter C. Valli (except as marked to the contrary below)

[  ]  WITHHOLD AUTHORITY
      to vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for one or more nominees, print each such nominee's name on the line provided below.)

________________________________________________________________________________
2.    Ratification of appointment of Price Waterhouse as independent auditors.

             [   ]  FOR      [    ]  AGAINST      [    ]  ABSTAIN

                 (Continued and to be signed on reverse side)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith is hereby acknowledged.

                                                Dated_____________________, 1995

                                                ________________________________
                                                          (Signature)

                                                ________________________________
                                                          (Signature)


                                                Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, give full title as
                                                such. If a corporation, please
                                                sign in full corporate name by
                                                duly authorized officer. If a
                                                partnership, please sign in full
                                                partnership name by duly
                                                authorized person.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.